Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

SERIES A CONVERTIBLE PREFERRED STOCK OF

CHARLIE’S HOLDINGS, INC.

(NVID# NV20011181275)

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

Pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, CHARLIE’S HOLDINGS, INC., a Nevada corporation (the “Corporation”), hereby adopts the following Certificate of Amendment to its Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Charlies Holdings, Inc. (the “Original Certificate”):

1.	Section 4(b) of the Original Certificate shall be amended and restated in its entirety as follows:

“(b) Automatic Conversion. Subject to the provisions of Section 4(e), upon the occurrence of (i) the Corporation’s Common Stock being listed on the New York Stock Exchange, NYSE American, Nasdaq Global Select Market, Nasdaq Global Market, or the Nasdaq Capital Market, and (ii) the Dividend Amount has been paid to each Holder in full, then each of the issued and outstanding Preferred Shares shall automatically, and without further action required on behalf of the Holder, convert into the number of shares of Common Stock at the Conversion Rate then in effect (“Automatic Conversion”). In the event of an Automatic Conversion, the Corporation shall provide each Holder with notice of such Automatic Conversion within five (5) Business Days prior to the date thereof (“Automatic Conversion Notice”). Following receipt by the Holder of an Automatic Conversion Notice, the Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates, if any, representing the Preferred Share Certificate, as such term is defined in Section 4(d)(i), so converted as aforesaid (or an indemnification undertaking with respect to the Preferred Shares in the case of its loss, theft or destruction as contemplated by Section 17(b)). On or before the second (2nd) Trading Day following Share Delivery Deadline, as defined in Section 4(d)(i), the Corporation shall (1), provided that the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Automatic Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date. In the event upon an Automatic Conversion a Holder would be issued shares of Common Stock in excess of the Maximum Percentage, in lieu of issuing all of the shares upon such conversion, the Corporation will issue share up to the Maximum Percentage and subject to the terms and conditions set forth herein, from time to time, the Corporation shall be obligated to issue and the Holder shall have the right to the issuance of up to the balance of the shares that would automatically have been issued upon such conversion, subject to adjustment hereunder (the “Reserved Shares” and such right of the Holder, the “Right”). The exercise of the Right may be made, in whole or in part, at any time or times on or after the date hereof by delivery to the Corporation (or such other office or agency of the Corporation as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Corporation) of a notice (the “Notice of Issuance”). The exercise of the Right will be subject to the Maximum Percentage and delivery of shares of Common Stock shall be made in accordance with the terms of this Certificate as if it had been a Conversion of Preferred Shares.”

2.	Section 30 of the Original Certificate shall be amended to replace the definition of “Permitted Indebtedness” as follows:

““Permitted Indebtedness” means (x) all indebtedness of the Corporation outstanding on the Issuance Date or thereafter that does not constitute Indebtedness, provided that the terms thereof have not been amended or modified on or after the Issuance Date. and (y) monies borrowed in an amount not to exceed $6,000,000.”

3.

The amendment was approved and adopted by the affirmative vote of not less than 50%, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation, of the then outstanding holders of Series A Preferred Stock of the Corporation on March 29, 2023.

IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment on March 29, 2023.

CHARLIE’S HOLDINGS, INC.
a Nevada corporation

/s/ Henry Sicignano, III
Name: Henry Sicignano, III
Title: President